                                                                     EXHIBIT 2.5



                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective July 1, 1996 (the "Effective Date"), by and among THE COMPANY DOCTOR, a Delaware corporation ("Purchaser"), DOCTORS' INN, INCORPORATED, a Texas corporation ("DII"), HENRY H. CALDERONI, an individual resident of El Paso, Texas ("Calderoni"), and FRANCISCO J. GUERRA, an individual resident of El Paso, Texas ("Guerra"). Calderoni and Guerra are collectively referred to herein as the "Sellers."

         WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all of the 2,000 outstanding shares of capital stock, $1.00 par value (the "Stock"), of DII in exchange for the consideration set forth herein;

         WHEREAS, Purchaser is authorized to issue 25,000,000 shares of Common Stock, $.01 par value (the "TCD Stock"), of which 4,641,535 shares of TCD Stock are issued and outstanding as of the Effective Date;

         WHEREAS, the parties to this Agreement previously agreed in June 13, 1996 to the substantive terms and provisions hereof, including, but not limited to, the transfer and delivery of the Stock in exchange for TCD Stock, and have at all times since June 13, 1996 conducted their respective businesses and foregone other business opportunities in reliance on the consummation of the transaction described herein; and

         NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereby agree as follows:

         1. Purchase and Sale. On the terms and subject to the conditions set forth herein, each Seller agrees to and does hereby sell and deliver to Purchaser, and Purchaser agrees to and does hereby purchase from Sellers, all of the shares of Stock, free and clear of any liens, liabilities, security interests, claims, and encumbrances.

         2. Purchase Price. In exchange for the Stock, Purchaser shall pay to each Seller 113,376 shares of TCD Stock (which the parties agree equals $1,125,000.00 divided by the average of the closing trading price on NASDAQ of a share of TCD Stock for the five most recent trading days prior to the Closing Date (as defined herein)). Such aggregate number of shares set forth and calculated in this Section 2 being referred to hereinafter as the "TCD Shares."





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         3.      Registration of TCD Shares.  Upon Sellers' written request at any time after the Effective Date and before December 15, 1996, Purchaser shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to, and shall use its best efforts to cause to be effective, the registration under the Securities Act of the TCD Shares not later than February 28, 1997 (the "Registration"). If Purchaser fails to timely cause the Registration in accordance with this Section 3, Sellers shall have the right, exercisable by Sellers giving written notice to Purchaser subsequent to February 28, 1997, but prior to March 31, 1997, to rescind the transfer of the TCD Shares, in which event (i) Sellers shall return the TCD Shares to Purchaser and (ii) Purchaser shall pay to each Seller within 15 days after Purchaser receives Sellers' notice of rescission of the transfer of the TCD Shares the greater of (i) $1,125,000.00 or (ii) the market value of the TCD Shares owned by that Seller, which would have been registered pursuant to this
Section 3, calculated based upon the average of the closing trading price on NASDAQ of a share of TCD Stock for the five most recent trading days prior to February 28, 1997.

         4. Building Leases. Purchaser agrees to lease the land and facilities, and additional space to be constructed at the facilities, at 1865 Lee Trevino Avenue, El Paso, Texas 70936, from Calderoni, Guerra, and/or their respective Children's Trusts on the basic terms and conditions set forth on
Exhibit E attached hereto.   Such lease shall be pursuant to a definitive
written lease agreement to be entered into by the parties no later than 10 days after the Closing Date.

         5. Closing. The transactions contemplated hereby will be consummated at a Closing (herein so called) to be held on August 21, 1996, at such time and place as the parties agree. The date on which Closing occurs is referred to herein as the "Closing Date." At Closing, the parties shall execute and deliver, or cause to happen, the following:

                 a. Sellers shall deliver to Purchaser certificates, duly endorsed for transfer or accompanied by duly executed stock powers, representing all of the Stock, with such Stock being free and clear of all liens, liabilities, security interests, claims, and encumbrances; and

                 b. Each party to this Agreement shall perform any and all further acts and execute and deliver any and all documents and instruments that may be reasonably necessary to carry out the provisions of this Agreement.

         6. Representations and Warranties of DII and Sellers. DII and Sellers hereby jointly and severally represent and warrant to Purchaser as follows:





Stock Purchase Agreement
                                                                        Page -2-
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                 a.       DII is a corporation duly organized, validly
         existing, and in good standing under the laws of the State of Texas. DII has all necessary power and authority under applicable corporate law and its Articles of Incorporation and Bylaws to execute, deliver, and perform this Agreement and to own or lease its properties and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of DII, and no other corporate proceedings on the part of DII are necessary for DII to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid, and binding obligation of DII enforceable against DII in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency, and creditors' rights and by the availability of injunctive relief, specific performance, and other equitable remedies).

                 b. The authorized capital stock of DII consists of 500,000 shares, $1.00 par value, of which 2,000 shares are issued and outstanding. All such issued and outstanding Stock is duly authorized, validly issued, and nonassessable. All of the Stock is owned of record and beneficially by Sellers. None of the Stock was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

                 c. Sellers are the true and lawful owners, of record and beneficially, of the Stock; none of the Stock is subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Stock is subject to any restrictions on transfer thereof; and Sellers have the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to the Stock, free and clear of any liens, liabilities, security interests, claims, or encumbrances.

                 d. Except as may be required by the Securities Act, state securities laws, the Texas Business Corporation Act, as amended (the "Texas Law"), or the Delaware General Corporation Law, as amended (the "DGCL"), there is no requirement applicable to DII or Sellers to make any filing with, or to obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority as a condition to the lawful consummation by DII and Sellers of the transactions contemplated by this Agreement.

                 e. DII has delivered to Purchaser complete and accurate copies of the minutes of all its directors and shareholders





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
         meetings, and all actions by written consent of the directors and shareholders, of DII since its inception (collectively, the "Minutes"). The Minutes represent all corporate actions taken by DII.

                 f.       With respect to Taxes (as defined below):

                          (1) All returns and reports of, or relating to, any foreign, federal, state, or local Tax that are required to be filed for, by, or on behalf of, or with respect to, DII, including, but not limited to, those relating to the income, business, operations, or assets of DII, have been timely filed with the appropriate foreign, federal, state, and local authorities; and

                          (2) All Taxes due and payable as of the Closing Date have been paid.

                          (3) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind of nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupance, or property taxes, custom duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax, or additional amounts) imposed by any taxing authority (domestic or foreign) upon, or payable by, DII.

                 g. There are no liabilities or obligations of DII whatsoever, accrued, fixed, contingent, or otherwise (known or unknown and asserted or unasserted), existing on the date hereof (collectively, the "Liabilities" and singly, a "Liability"), except for those Liabilities set forth in Exhibit A. Except as set forth in Exhibit A, DII is not liable upon or with respect to, or obligated in any other way to provide funds in respect of, or to guarantee or assume in any manner, any Liability of any person, corporation, association, partnership, joint venture, trust, or other entity. DII knows of no basis for the assertion of any Liability of any nature or in any amount other than those set forth in Exhibit A. The aggregate amount of Liabilities of DII does not exceed $100,000.00 (including any future payments due on any Liability).

                 h. There is set forth on Exhibit B a list of all outstanding contracts and agreements, whether or not in writing, which relate to DII, including, but not limited to,





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
         insurance policies to which DII is a party or to which the properties, assets, and rights of DII are subject. DII and Sellers are in full compliance with, and have not defaulted on, such outstanding contracts and agreements.

                 i. There is no claim, litigation, action, suit, or proceeding, administrative or judicial, pending or, to DII's or Sellers' knowledge, threatened against DII or Sellers, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceeding or otherwise.

                 j. Set forth in Exhibit C is a true, complete, and correct list of all employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any other severance, termination, change of control, stock based, or group insurance plan which DII currently maintains, or has ever maintained, with respect to any of its current or former employees (collectively the "Plans"). Each of the Plans is being, and has been, maintained, operated, and administered in all material respects in accordance with its respective terms and all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and that no material liability or obligation has been incurred (and is unsatisfied) or is expected to be incurred by DII (either directly or indirectly, including as a result of an indemnification obligation) under, or pursuant to, any applicable law, including titles I and IV of ERISA and the penalty, excise tax, or joint and several liability provisions of the Code relating to
         employee benefit plans.   Each Plan intended to be qualified under
         section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code and all amendments necessary to maintain the qualification of such Plans have been made within the time allowed by the Code and ERISA and, to the knowledge of DII and Sellers, no event has occurred or condition exists which could adversely affect such determination. With respect to each Plan which is an "employee welfare benefit plan," as defined in section 3(1) of ERISA, (i) no such plan is unfunded or funded through a "welfare benefit fund," as defined in section 419 of the Code, (ii) each such plan which is a "group health plan," as defined in section 5000(b)(1) of the Code, is in compliance in all material respects with the applicable requirements of section 4980B of the Code, (iii) no such plan provides retiree medical benefits to former employees of DII or any related





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         entity, and (iv) there are no unpaid or overdue insurance premiums required to be paid with respect to such plan. There are no actions, suits, or claims, other than routine claims for benefits, pending or, to the knowledge of DII or Sellers, threatened with respect to any of the Plans or against any trustee, fiduciary, or administrator of the Plans. There are no investigations or audits of any Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability of DII that have not been fully discharged, and no Plan has been submitted to the IRS under the voluntary compliance resolution or closing agreement programs.

                 k. DII and Sellers are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes, but is not limited to, the possession by DII or Sellers of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. For purposes of this Agreement, "Environmental Laws" means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases, or threatened releases of, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum products, or any other substance that is otherwise a danger to health, reproduction, or the environment.

                 l. Except for those assets listed in Exhibit B which require third party consent to transfer, DII has good and marketable title to its assets free and clear of any pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever. Furthermore, DII does not own any real property.

                 m. DII and Sellers are in compliance in all material respects with all applicable laws relating to employment and employment practices, including, without limitation, wages, workplace safety, equal employment opportunity, and nondiscrimination ("Labor Laws"). Neither DII nor Sellers has received any notice of noncompliance or violation of any Labor Law that is pending or unresolved; no action is pending, or to the best knowledge of DII and Sellers, threatened before the National Labor Relations Board, the Equal Opportunity Commission, the U.S. Department of Labor, or any other





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
         foreign, federal, state, or local governmental authority or court relating to employment matters or any Labor Law; and there is no pending or, to the best knowledge of DII and Sellers, threatened arbitration, suit, litigation, or proceeding, against DII, Sellers, or any current or former director, shareholder, officer, or supervisory employee of DII, alleging wrongful termination, racial, religious, sexual, or age discrimination, improper post-termination conduct, or breach of conduct or covenant of employment.

                 n. Except as set forth in Exhibit D, since July 1, 1996, Sellers have not caused DII to do any of the following, and DII has not:

                          (1) sold, leased, optioned, or transferred any material portion of the assets of DII;

                          (2) suffered any material loss, or material interruption in use, of any material asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike, or other hazard or Act of God;

                          (3) made any material change in the conduct or nature of its business or operations;

                          (4) waived any material rights arising out of the conduct of, or with respect to, its business or operations;

                          (5) made or committed to make any capital expenditures in an amount in excess of $5,000.00;

                          (6) declared or paid any dividend or other distributions with respect to its capital shares or redeemed, repurchased, or otherwise acquired any of its own capital shares;

                          (7) made any material increase in the rate or terms of compensation payable by DII to, or any increase in the rate or terms of, any bonus, insurance, pension, or other employee benefit plan on behalf of any director, officer, or key employee of DII;

                          (8) made any change in accounting methods, principles, or practices, except as required by generally accepted accounting principles;

                          (9) suffered any creation, occurrence, or assumption of any material indebtedness for money borrowed other than in the form of accounts payable for goods and services in the ordinary course of business;





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
                          (10) assumed, guaranteed, or incurred any liability for the obligations of any other person or suffered the subjecting of any property or assets of DII to mortgage, lien, pledge, or other encumbrance other than purchase money security interests or liens for taxes yet due and payable in the ordinary course of business;

                          (11) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including borrowing, leasing, or capital financing or any lease of real property) other than in the ordinary course of business;

                          (12) incurred any material liabilities other than in the ordinary course of business;

                          (13) suffered or been threatened with any adverse change which has had or could have a material adverse effect on DII; or

                          (14)     agreed to do any of the foregoing.

                 o. DII and Sellers are in compliance in all material respects with each "Governmental Requirement." Governmental Requirement shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, procedures, decrees, decisions, or similar items or pronouncements, promulgated, issued, passed, or enacted by any Governmental Authority (which shall mean any and all federal, Texas, or local governments, governmental institutions, public authorities, and other governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations, and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and/or existing). Governmental Requirement specifically includes applicable provisions of the federal Social Security Act (including the federal Medicare and Medicaid Anti-Fraud and Abuse Amendments [42 U.S.C. Section 1320a-7, 7a, and 7b] and the federal Physician Anti-Self Referral Law [42 U.S.C. Section 1395nn]), the Texas Medical Practice Act (Article 4495b of the Texas Revised Civil Statutes), and the Texas Illegal Remuneration Law (Texas Health and Safety Code Section 161.091).

                 p. Except as specifically noted therein, all of the financial statements of DII have been prepared from the books and records of DII in accordance with the income tax method consistently applied throughout the periods indicated and





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
         fairly present the financial condition of DII at such dates and the results of operations and (where applicable) changes in financial condition for such periods.

                 q.       The representations and warranties set forth in this
         Section 5 shall survive the consummation of the transactions contemplated in this Agreement.

         7. Representations and Warranties of Purchaser. Purchaser represents and warrants to DII and Sellers as follows:

                 a. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has all necessary power and authority under applicable corporate law and its Certificate of Incorporation and By-Laws to own or lease its properties and to carry on its business as presently conducted.

                 b. The authorized capital stock of Purchaser consists of 25,000,000 shares, $0.01 par value, of which 4,641,535 shares are issued and outstanding.

                 c. Purchaser has all necessary power and authority under applicable corporate law and its Certificate of Incorporation and By-Laws to execute and deliver this Agreement and perform fully its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors (and stockholders if required) of Purchaser and no other corporate proceedings on the part of Purchaser are necessary for Purchaser to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except to the extent performance is affected by laws pertaining to bankruptcy, reorganization, insolvency, and creditors rights, and by the availability of injunctive relief, specific performance, and other equitable remedies).

                 d. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By- Laws of Purchaser, (ii) violate, conflict with, or result in the breach of any of the terms of or constitute a default under, any agreement, contract, lease, or other instrument to which Purchaser is a party or to which its assets or properties may be bound or subject, or (iii) violate any order, judgment, award, or decree of any court, arbitrator, or governmental or regulatory





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         body against or binding upon, Purchaser or upon the properties, assets, or business of Purchaser.

                 e. The Stock is being purchased by Purchaser for its own account for the purposes described in this Agreement. Purchaser is not participating, directly or indirectly, in an underwriting with respect to its purchase of the Stock. Purchaser is capable of evaluating the economic merits and risks of an investment in the Stock. The Purchaser represents that the Stock is being acquired by Purchaser in a transaction not involving a public offering and not with a view to distribution or resale as those terms are used in the Securities Act, and the rules, regulations, and interpretations of the Securities and Exchange Commission promulgated under that Act. Purchaser agrees not to make any disposition of any of the Stock which in any way will render the transaction in which the Stock is sold or issued to Purchaser no longer an exempted transaction under applicable securities laws.

                 f. Purchaser acknowledges that its principals and agents are sophisticated business people who have had, or prior to the Closing will have, full opportunity to (i) examine the financial statements and the books and records of DII, as well as the Exhibits to this Agreement, (ii) investigate the business of DII, and (iii) ask questions of Sellers and the key personnel of DII. Based on such investigations, Purchaser has independently determined, or will determine prior to Closing, that DII, and its business, are suitable for Purchaser's purposes, and that the consideration being given by Purchaser for the Stock is fair. Purchaser acknowledges that Sellers have not made any representations or warranties of any kind with respect to DII except as contained in this Agreement.

                 g.       The representations and warranties set forth in this
         Section 6 shall survive the consummation of the transactions contemplated in this Agreement.

         8. Covenants of Sellers. Sellers hereby jointly and severally covenant and agree as follows:

                 a. Sellers are subject to, and agree to be bound by, the provisions, restrictions, conditions, obligations, and/or requirements contained in the individual investment letters from Sellers to Purchaser, each dated July 1, 1996.

                 b. For a period of one year beginning on the earlier of the date of Registration or February 28, 1997, Sellers shall not sell, assign, transfer, deliver, burden, pledge, or





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
         encumber in any one month more than one-twelfth (1/12th) of the TCD Shares.

         9. Covenants of DII. DII hereby covenants and agrees that (i) prior to the Closing Date, DII shall terminate and thereafter shall liquidate as promptly as possible the Plans, including but not limited to, the Doctors' Inn, Inc. Pension Plan (the "Pension Plan") and make any and all required contributions to each of such plans or obtain such required contributions from the participating employers, in order to enable such termination and liquidation and to comply with applicable law, and (ii) within forty-five (45) days after the Closing Date, DII shall take any additional action necessary to terminate such plans, including with respect to the Pension Plan, and any other qualified retirement plan maintained by DII, filing an application for determination with the IRS that the termination of such plan will not adversely affect such plan's qualified status under section 401(a) of the Code or the tax-exempt status of the related trust, if any, under section 501(a) of the Code.

         10.     Indemnifications.

                 a. Purchaser. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller (and any affiliated party of Seller), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Seller or any affiliated party, directly or indirectly, caused by reason of or resulting from or arising out of (i) any misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and agreement of Purchaser contained in or made pursuant to this Agreement, and (ii) any act or omission of Purchaser occurring after the Closing Date which relates to the ownership or operation of DII, or its successor in interest.

                 b. Seller. Seller hereby agrees to indemnify, defend and hold harmless Purchaser (and any affiliated party of Purchaser), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Purchaser or any affiliated party, directly or indirectly, caused by reason of or resulting from or arising out of any (i) misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and agreement of Seller contained in or made pursuant to this Agreement, but expressly excluding any





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
         claims of a malpractice nature arising after the date of this Agreement which are asserted against Seller and are covered by professional medical malpractice insurance, and (ii) any deficiency in funding or failure to fund any Plan.

         11. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates, and other documents and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

         12.     Miscellaneous.

                 a. Entire Agreement. This Agreement and the other agreements expressly contemplated herein supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the parties with respect thereto.

                 b. Modification and Waiver. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by all the parties hereto. No waiver of any term or condition of this Agreement shall be enforceable unless it shall be in writing signed by the party against which or whom it is sought to charged. The waiver by either party of a breach of any provision of this Agreement by any other shall not operate or be construed as a waiver of any subsequent breach by such other party.

                 c. Governing Law. The laws of the State of Texas shall govern the validity or enforceability and the interpretation or construction of all provisions of this Agreement and all issues hereunder.

                 d. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Faxed signatures to this Agreement will be binding and enforceable without the requirement that the manually executed signature page be delivered.

                 e. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the prevailing party may be entitled.





Stock Purchase Agreement                                              Page -12-

                 f. Assignment. Neither party may assign this Agreement without the prior, express, and written consent of the other party hereto, which consent may be withheld in such other party's sole discretion.

                 g. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective personal representatives, heirs, successors, and permitted assigns.

                 h. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any right enforceable by any person not a party to this Agreement.

         [THIS SPACE INTENTIONALLY LEFT BLANK, SIGNATURES ARE ON NEXT PAGE.]





Stock Purchase Agreement                                              Page -13-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.


                                     SELLER



                                     /s/ HENRY H. CALDERONI, M.D.
                                     --------------------------------------
                                     Henry H. Calderoni


                                     SELLER



                                     /s/ FRANCISCO J. GUERRA, M.D.
                                     --------------------------------------
                                     Francisco J. Guerra


                                     DII

                                     DOCTORS' INN, INC.,
                                     a Texas corporation


                                     By: /s/ HENRY H. CALDERONI, M.D.
                                        -----------------------------------

                                        -----------------, ----------------



                                     PURCHASER

                                     THE COMPANY DOCTOR,
                                     a Delaware corporation


                                     By: /s/ KEN AIKEN
                                        -----------------------------------
                                        Ken Aiken, Vice President





Stock Purchase Agreement                                              Page -14-